Press Release

Capital Automotive Reports Second Quarter Results

Highlights

— 23% Increase in Revenue Compared to Second Quarter 2004

— 15% Increase in Diluted Net Income Per Share and 8% Increase in Diluted Funds From Operations (“FFO”) Per Share Compared to Second Quarter 2004, after excluding a 2004 Debt Extinguishment Charge

— Completion of Over $200 Million of New Real Estate Investments

— Reaffirms 2005 FFO and Net Income per share and dividend guidance

MCLEAN, Va., July 28, 2005 — Capital Automotive REIT (Nasdaq: CARS), the nation’s leading specialty finance company for automotive retail real estate, today announced financial results for the second quarter ended June 30, 2005.

Total revenues were $59.0 million for the quarter, a 23% increase from revenues of $48.0 million in the second quarter of 2004. Total revenues for the six-month period ended June 30, 2005 were $115.3 million, a 21% increase from revenues of $95.2 million in the same period in 2004.

Included in the Company’s results for the quarter ended June 30, 2004 was a debt extinguishment charge totaling $8.7 million, which reduced both net income available to common shareholders and FFO available to common shareholders by that amount, or $0.20 per share. There was no equivalent charge during the second quarter of 2005.

Net income available to common shareholders on a diluted basis for the quarter increased 161% to $21.7 million as compared to $8.3 million for the same quarter last year. Net income on a diluted per share basis increased 114% to $0.49 per share from $0.23 per share for the same quarter last year. Net income available to common shareholders on a diluted basis for the six-month period increased 69% to $42.1 million as compared to $25.0 million for the same period last year. Net income on a diluted per share basis increased 36% to $0.96 per share from $0.71 per share for the same period last year.

FFO available to common shareholders on a diluted basis for the quarter increased 98% to $37.1 million as compared to $18.7 million for the same quarter last year. FFO on a diluted per share basis increased 58% to $0.67 per share from $0.42 per share for the same quarter last year. FFO available to common shareholders on a diluted basis for the six-month period ended June 30, 2005 increased 56% to $73.2 million as compared to $46.9 million for the same period last year. FFO on a diluted per share basis increased 23% to $1.33 per share from $1.08 per share for the same period last year. A complete reconciliation of FFO and FFO per share to net income and net income per share, which are, respectively, the most directly comparable GAAP measures, is included in this release.

Excluding the $8.7 million debt extinguishment charge recorded during the second quarter of 2004, net income on a diluted per share basis increased 15% for the quarter ended June 30, 2005 from the same quarter last year, and increased 6% for the six-month period ended June 30, 2005 from the same period last year. In addition, excluding this charge, FFO on a diluted per share basis increased 8% for the quarter ended June 30, 2005 from the same quarter last year, and increased 4% for the six-month period ended June 30, 2005 from the same period last year.

As previously announced, the Company’s Board of Trustees declared a cash dividend of $0.4460 per share for the second quarter. The dividend is payable on August 19, 2005 to shareholders of record as of August 9, 2005. The second quarter dividend is the 30th consecutive increase in the Company’s quarterly dividend and represents an annualized rate of $1.784 per share and an approximately 4.5% yield based on the July 26, 2005 closing stock price. The Company’s dividend payout ratio for the second quarter of 2005 was approximately 68% of basic FFO available to common shareholders.

The Company’s Board of Trustees also declared a dividend for the period commencing May 1, 2005 and ending on July 31, 2005 of $0.46875 per Series A Cumulative Redeemable Preferred Share and a dividend for the same period of $0.50 per Series B Cumulative Redeemable Preferred Share. The preferred dividends will be paid on August 15, 2005 to shareholders of record as of August 1, 2005. The dividends represent annualized rates of $1.875 per Series A preferred share and a yield of approximately 7.4% and $2.00 per Series B preferred share and a yield of approximately 7.6%, in each case based on the July 26, 2005 closing preferred stock prices.

Real Estate Investments

During the second quarter, the Company increased its net real estate investments by nearly $200 million (consisting of approximately $210 million in real estate investments, approximately $10 million in property dispositions and approximately $4 million in repayments of mortgages and other construction financing receivables), bringing the total net increase in investments for the year to approximately $233 million. The investments were funded with cash on hand, borrowings on the Company’s unsecured revolving credit facility, and the issuance of common equity as further described below. The real estate acquisitions included three properties and facility improvements totaling approximately $29 million, which have a weighted average initial lease term of approximately 17.8 years, with multiple renewal options exercisable at the option of the tenants.

During the quarter the Company completed its first substantial strategic loan for one of the largest private dealer groups in the country totaling $166 million. This mortgage is secured by ten properties located in five states. The Company’s current plan for its mortgage business is to offer a highly tailored, secured mortgage product to select prospects that are viewed as strategic in nature. These prospects have certain common characteristics such as large-scale dealership platforms, high-credit quality, outstanding reputation, and a substantial portfolio of real estate assets. Additionally, these dealers, for various reasons, have currently decided to not sell their real estate portfolios, but may be inclined to enter into a customized mortgage loan tailored to their financial and operational needs. The Company believes that current long-term interest rates for this product are in the 7.5% to 8.5% range.

The remaining $15 million in real estate investments consisted of other mortgages and construction financing secured by three properties.

In addition, as previously announced, during the second quarter, the Company formed a joint venture with Kimco Realty Corporation to acquire automotive retail real estate in Canada. The Company holds a 50% non-controlling interest in the venture. The investments are to be sourced and managed by the Company and are subject to review and approval by a joint oversight committee consisting of Capital Automotive and Kimco management personnel. During the quarter, the joint venture closed on its first acquisitions totaling $6.5 million (Canadian). These investments consist of two automotive dealerships located in Toronto, Ontario, which are leased to a multi-franchised, multi-location dealer group that has been in business for approximately 18 years. The dealer group operates two Nissan franchises and an Infiniti franchise at these locations.

Commenting on today’s news, Thomas D. Eckert, President and Chief Executive Officer, stated, “Although increased competition in our asset class has reduced lease rates, we continue to see opportunities to invest our capital accretively and to expand our portfolio. Our future growth will be driven by our strong relationships, industry knowledge and creative, flexible, real estate solutions for dealers. We were pleased to provide a large strategic mortgage to one of the premier private groups in the country. Although the rate obtained was near the lower end of the range we are seeing for this product, it was not only accretive, but we hope will lead to future opportunities as the group expands its platform.”

Real Estate Dispositions

The Company sells properties from time to time, generally when a tenant has indicated that a particular location no longer meets its operational needs. During the second quarter, the Company sold one location for approximately $9.3 million in proceeds, consisting of $3.8 million in cash and a $5.5 million mortgage note. The sale of the property resulted in a gain of approximately $609,000 before minority interest. In exchange for the early termination of the lease, the Company received a lease termination fee of $250,000, which was recorded during the second quarter. The earnings generated from the real estate disposition, including the gain recognized and the lease termination fee, have been reported as discontinued operations.

Portfolio Highlights

As of June 30, 2005, Capital Automotive’s portfolio was 100% occupied. On a quarterly basis, the Company performs a credit review of virtually all tenants in its portfolio. The Company’s rent coverage ratio, which is one of the primary metrics the Company uses to define the stability of its tenants’ cash flow, remains high. As of March 31, 2005, the weighted average operating cash flow of the Company’s tenants exceeded 3.25 times the amount of their rental payments. At the end of the second quarter, the Company held lease security deposits and letters of credit totaling approximately $13.5 million. As of June 30, 2005, the Company had accumulated depreciation of $163 million representing 7.2% of its real estate asset portfolio. The weighted average remaining lease term of the portfolio is 11.5 years as of June 30, 2005 and the earliest meaningful lease expirations do not occur until 2008.

Financing Highlights

The Company completed the following transactions during the second quarter:

•	On May 10, 2005, the Company entered into an amendment with the lender to reduce the interest rate spread over LIBOR on the Company’s $150 million five-year unsecured term facility from 0.95% to 0.875% based on the Company’s current credit ratings. The term loan is interest only and matures on August 20, 2009.

•	On June 6, 2005, the Company issued 2,135,900 common shares in an underwritten public offering (including 135,900 shares issued pursuant to the exercise of the underwriters’ over-allotment option) at an initial price to the public of $35.12 per share. The Company received approximately $74 million in net proceeds, which were used to fund a portion of the second quarter real estate investments, to repay borrowings on the Company’s credit facility and for general corporate purposes.

As of June 30, 2005, the Company’s real estate investments before accumulated depreciation totaled nearly $2.5 billion. Total long-term mortgage and unsecured debt was $1.1 billion and total draws outstanding under the Company’s credit facility were $75.0 million. The Company’s debt to assets (total assets plus accumulated depreciation) ratio was approximately 46% and its debt to total market capitalization ratio was approximately 35% as of June 30, 2005. As of June 30, 2005, the Company’s mortgage and unsecured debt (excluding borrowings on its credit facility) had a weighted average remaining term of 9.6 years. The Company’s earliest significant long-term debt maturity is not until 2009.

The Company uses a disciplined approach of matching the term and interest rate nature (fixed or variable rate) of its long-term debt to its leases. The Company uses this process, which it refers to as “match-funding,” to substantially lock in its investment spreads during the initial lease term. As of June 30, 2005, the ratio of the remaining weighted average term of the Company’s debt to the remaining weighted average initial term of its leases was approximately 80% match-funded. As of June 30, 2005, the Company’s total outstanding fixed rate debt equaled approximately 46% of its total real estate investments subject to fixed rate leases. The weighted average remaining term of its fixed rate leases was 11.6 years and the weighted average remaining term of its outstanding fixed rate debt was 10.0 years. As a result, the Company’s fixed rate leases and fixed rate debt were approximately 86% match-funded. The Company’s total outstanding variable rate debt equaled approximately 83% of its total real estate investments subject to variable rate leases. The weighted average remaining term of its variable rate leases was 10.8 years and the weighted average remaining term of its outstanding variable rate debt was 6.6 years. As a result, variable rate leases and debt were approximately 61% match-funded.

Earnings and Dividend Guidance

The Company is reaffirming its 2005 FFO guidance range of $2.72 to $2.74 per diluted share and its net income guidance range of $1.94 to $1.96 per diluted share. The Company’s 2005 guidance assumes net real estate investments during 2005 totaling approximately $350 million and assumes LIBOR rises from current levels to 4.1% during 2005. Because of the nature of the Company’s variable rate lease program, if LIBOR falls below current levels or rises above 4.1% during the remainder of the year, the Company’s results should either fall within or exceed the guidance range. In addition, the Company reaffirms its 2005 annual dividend guidance of $1.80 per share, which would represent an increase of 5.9% over 2004.

David S. Kay, Senior Vice President, Chief Financial Officer and Treasurer added, “We are pleased with our results for the second quarter and first half of the year. The affirmation of our guidance is predicated on several factors, including the recent common stock issuance, the current investment yield environment, the completion of the large mortgage loan this quarter, maintenance of our debt ratios at levels acceptable to the rating agencies, as well as increases in LIBOR. We continue to believe that our capital structure provides us with a competitive advantage, as well as the ability to continue to prudently grow our business.”

About Capital Automotive

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust. The Company’s primary strategy is to acquire real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on Capital Automotive is available on the Company’s Website at http://www.capitalautomotive.com.

As of June 30, 2005, the Company had real estate investments of nearly $2.5 billion, primarily consisting of interests in 345 properties, consisting of 509 automotive franchises in 32 states. The properties are leased under long-term, triple-net leases with a weighted average initial lease term of approximately 15.1 years. Approximately 76% of the Company’s real estate portfolio is located in the top 50 metropolitan areas in the U.S. in terms of population. Approximately 73% of the Company’s real estate portfolio is invested in properties leased to the “Top 100” dealer groups as published by Automotive News.

Forward-Looking Statement

Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, the Company’s future operations will depend on a number of factors that may differ, some materially, from the Company’s assumptions. These factors, which could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements, include risks that the Company’s tenants will not pay rent; risks related to the mortgage loans in the Company’s portfolio, such as the risk that its borrowers will not pay the principal or interest or otherwise default, the level of interest income generated by the mortgage loans, the market value of the mortgage loans and of the properties securing the loans, and provisions of federal, state and local law that may delay or limit the Company’s ability to enforce its rights against a borrower or guarantor in the event of a default under a loan; risks related to the Company’s reliance on a small number of dealer groups for a significant portion of its revenue; risks of financing, such as increases in interest rates, the Company’s ability to meet existing financial covenants, to maintain its investment-grade senior unsecured debt ratings, and to consummate planned and additional financings on terms that are acceptable to the Company; risks that its growth will be limited if the Company cannot obtain additional capital or refinance its maturing debt; risks that planned and additional real estate investments may not be consummated; risks that competition for future real estate investments could result in less favorable terms for the Company; risks relating to the automotive industry, such as the ability of the Company’s tenants to compete effectively in the automotive retail industry or operate profitably and the ability of its tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, incentives, warranty programs, marketing or other practices or changes in the economy generally; risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate; risks related to the Company’s financing of new construction and improvements; environmental and other risks associated with the acquisition and leasing of automotive properties; risks related to the Company’s status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to its status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and those risks detailed from time to time in the Company’s SEC reports, including its Form 8-K/A filed on March 11, 2005, its annual report on Form 10-K and its quarterly reports on Form 10-Q. The Company makes no promise to update any of the forward-looking statements.

Contact Information

David S. Kay

Senior Vice President, Chief Financial Officer and Treasurer

Capital Automotive REIT

703.394.1302

CAPITAL AUTOMOTIVE REIT
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Statements of Operations:
Revenue:
Rental	$56,810	$47,417	$112,078	$93,620
Mortgage and other financing	1,611	418	2,497	1,121
Interest and other	557	170	757	437
Total revenue	58,978	48,005	115,332	95,178
Expenses:
Depreciation and amortization	10,217	8,761	20,279	17,266
General and administrative	3,420	2,994	6,704	5,735
Interest	17,435	15,801	33,327	32,719
Debt extinguishment charge	—	8,712	—	8,712
Total Expenses	31,072	36,268	60,310	64,432
Income from continuing operations before minority interest	27,906	11,737	55,022	30,746
Minority interest	(3,846)	(1,586)	(7,632)	(4,774)
Income from continuing operations	24,060	10,151	47,390	25,972
Income from discontinued operations, net of minority interest	236	666	445	2,438
Gain on sale of real estate, net of minority interest	514	259	598	1,212
Total discontinued operations	750	925	1,043	3,650
Net income	24,810	11,076	48,433	29,622
Preferred share dividends	(3,152)	(2,776)	(6,303)	(4,628)
Net income available to common shareholders – basic and diluted	$21,658	$8,300	$42,130	$24,994
Basic earnings per common share:
Income from continuing operations	$0.48	$0.20	$0.94	$0.61
Net income	$0.49	$0.23	$0.97	$0.71
Diluted earnings per common share (A):
Income from continuing operations	$0.47	$0.20	$0.94	$0.60
Net income	$0.49	$0.23	$0.96	$0.71
Weighted average number of common shares – basic	43,992	36,057	43,616	35,053
Weighted average number of common shares - diluted	44,331	36,501	43,919	35,587
Reconciliation of Net Income to Funds From Operations (FFO) and FFO Available to Common Shareholders:
Net income	$24,810	$11,076	$48,433	$29,622
Adjustments:
Add: Real estate depreciation and amortization	10,207	8,967	20,312	17,772
Add: Minority interest related to income from	3,889	1,729	7,715	5,321
continuing operations and income from
discontinued operations
Less: Gain on sale of real estate	(514)	(259)	(598)	(1,212)
FFO (B)	38,392	21,513	75,862	51,503
Less: Preferred share dividends	(3,152)	(2,776)	(6,303)	(4,628)
FFO available to common shareholders – basic	$35,240	$18,737	$69,559	$46,875
Dilutive effect of convertible securities	1,813	—	3,624	—
FFO available to common shareholders – diluted	$37,053	$18,737	$73,183	$46,875
Basic FFO per common share	$0.68	$0.43	$1.34	$1.09
Diluted FFO per common share (C)	$0.67	$0.42	$1.33	$1.08
Weighted average number of common shares and units — basic	52,080	43,822	51,717	42,822
Weighted average number of common shares and units — diluted	55,512	44,265	55,113	43,356
Other financial information:
Straight-lined rental revenue, including discontinued operations	$959	$1,070	$1,898	$2,188

(A)	The impact of the if-converted method for the Company’s contingently convertible securities on both income from continuing operations per diluted common share and net income per diluted common share is anti-dilutive. Therefore, the result of the potential conversion was not included in the calculations.

(B)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under generally accepted accounting principles (GAAP). FFO, as defined under the revised definition adopted in April 2002 by NAREIT and as presented by the Company, is net income (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, plus minority interest related to income from continuing operations and income from discontinued operations, and excluding gains from sales of property, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure.

(C)	The impact of the if-converted method for the Company’s contingently convertible securities on diluted FFO per common share is dilutive for the three and six months ended June 30, 2005. Therefore, the calculation includes the effect of the potential conversion resulting in a reduction in interest expense totaling approximately $1.8 million and $3.6 million, respectively, as well as an additional 3.1 million common shares outstanding during both periods. The impact of the if-converted method for the Company’s contingently convertible debt instrument on diluted FFO per common share is anti-dilutive for the three months and six months ended June 30, 2004. Therefore, the calculation excludes the effect of the potential conversion for both periods.

2005 Earnings Guidance and Reconciliation of Net Income to Funds From Operations (FFO) and FFO Available to Common Shareholders:

	Projected Year Ended
	December 31, 2005
	Low-End	High-End
Net income	$101,450	$102,350
Adjustments:
Add: Real estate depreciation and amortization	42,600	42,800
Add: Minority interest related to income from continuing operations and income from discontinued operations	15,900	16,000
Less: Gain on sale of real estate	(600)	(600)
FFO	159,350	160,550
Less: Preferred share dividends	(12,606)	(12,606)
FFO available to common shareholders – basic	$146,744	$147,944
Dilutive effect of convertible securities	7,250	7,250
FFO available to common shareholders – diluted	$153,994	$155,194
Weighted average number of common shares used to compute fully diluted earnings per common share	45,700	45,700
Weighted average number of common shares and units used to compute fully diluted FFO per common share	56,700	56,700
Net income per diluted common share (A)	$1.94	$1.96
FFO per diluted common share	$2.72	$2.74

(A) The impact of the if-converted method for the Company’s contingently convertible securities on net income per diluted share is anti-dilutive.

	June 30,	December 31,
	2005	2004
Selected Balance Sheet Data (in thousands)
Real estate before accumulated depreciation	$2,256,603	$2,197,323
Mortgages and other financing receivables	216,676	43,378
Real estate investments, at cost	2,473,279	2,240,701
Cash and cash equivalents	7,247	8,332
Other assets*	56,538	53,010
Total assets	2,374,368	2,158,157
Mortgage debt	541,370	634,365
Unsecured debt**	558,553	381,592
Borrowings under credit facilities	75,000	30,000
Total other liabilities***	31,548	33,396
Minority interest	148,046	144,877
Total shareholders’ equity	1,019,851	933,927
*Other assets includes:
Straight-lined rents receivable	21,688	20,203
Deferred loan fees, net	22,474	22,725
Restricted cash	2,868	5,016
**Net of fair value swap valuation totaling:	(1,447)	(3,408)
***Other liabilities includes:
Security deposits	10,180	9,665
Derivative instrument liability	1,447	3,408
Total shares outstanding	46,174	43,406
Total shares and units outstanding	54,094	51,522
	June 30,	December 31,
	2005	2004

Selected Portfolio Data (unaudited)
Properties	345	342
States	32	31
Land acres	2,687	2,584
Square footage of buildings (in millions)	15.1	14.9
Weighted average initial lease term (in years)	15.1	15.1
Franchises	509	500